Sotheby's
Transaction Schedule
From 08-31-02 To 09-10-02

                                                  Exec.
Date        Account ID     Activity    Quantity   Price
--------    ----------     --------    --------   ---------

09/09/02    bcm             sl             100      9.3694
09/09/02    bamco           sl            2000      9.5500
09/09/02    bamco           sl           33900      9.3694